Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 30, 2014, by and between U.S. Dry Cleaning Services Corporation, a Delaware corporation (“the Company”), and Kari J. Minton (“Employee”).

RECITALS

WHEREAS, immediately upon the consummation of its planned registered offering of securities, the Company intends to embark upon a series of acquisitions in the highly fragmented dry cleaning industry which will require significant experience with mergers and acquisitions, integration of new operations, and additional financing for the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is important to the success of such endeavors that the Company hire Employee as its Chief Financial Officer, subject to the terms and conditions set forth herein, as Employee has the relevant experience and has been successful in certain endeavors identified as critical to the success of the Company.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.                                      Position; Term of Employment. The Company agrees to employ Employee in the capacity of Chief Financial Officer of the Company pursuant to the terms and conditions of this Agreement for a period of three years (the “Initial Term”) commencing on August 4, 2014 (the “Start Date”), subject to termination pursuant to Section 6 below.  Upon the expiration of the Initial Term, and each anniversary of such expiration, this Agreement will be deemed automatically renewed for additional one year periods thereafter (each being an “Additional Term”), unless written notice of non-extension is provided by either party at least 90 days prior to the end of the then-current term.  The Initial Term and any Additional Term are hereinafter referred to as the “Term.”

2.                                      Devotion of Time to Company Business; Duties. Employee shall devote the time normally expected of a full time employee to the business of the Company during her employment with the Company. Employee shall not, without the prior written consent of the Board, directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which may compete or conflict with the Company’s business. Employee shall have each and all of the duties, responsibilities and authorities that are consistent with her title as Chief Financial Officer and as may otherwise be designated by the Company’s Chief Executive Officer and/or the Board.  In the performance of her duties and the exercise of her discretion, Employee shall report directly to the Chief Executive Officer.

Employment Agreement (Minton)(Execution)

3.                                      Compensation.

3.1                               Transition Period.  During the period beginning on the Start Date and ending on August 31, 2014 (the “Transition Period”), the Employee shall work according to a time and commitment schedule mutually agreed to between the Company and the Employee. The Company shall pay Employee One Hundred Dollars ($100.00) per hour for all services rendered by Employee to the Company during the Transition Period.  Employee shall provide the Company with weekly reporting of all such services rendered during the Transition Period.  The Company shall pay the Employee in accordance with the Company’s regular payroll cycle. During the Transition Period the Employee will not be eligible to participate in the benefits described in Sections 4.1 and 4.3.

3.2                               Base Salary.  For all services rendered by Employee subsequent to August 31, 2014 and during the term of this Agreement, the Company shall pay Employee a base salary (“Base Salary”) payable bi-weekly or semi-monthly, at the rate of $200,000.00 per year. Base Salary increases shall take place periodically during the term of this Agreement based on the Company reaching certain milestones as defined below, or at the discretion of the Board:

(a)                                 A Base Salary increase of $25,000 shall occur upon the Company achieving revenue of at least $8,000,000 or positive Adjusted EBITDA of at least $500,000 for any three-month period ended on or before December 31, 2016; and

(b)                                 An additional Base Salary increase of $25,000 shall occur upon the Company achieving revenue of at least $10,000,000 or positive Adjusted EBITDA of at least $1,200,000 for any three-month period ended on or before the expiration of this Agreement or any extensions thereof.

3.3                               Bonuses.  In addition to the compensation identified Sections 3.1 and 3.2 above, the Company shall pay Employee the following bonuses at the times indicated below:

(a)                                 A cash bonus of one half (.5x) annual Base Salary upon the Company achieving revenue of at least $10,000,000 or positive Adjusted EBITDA of at least $1,000,000 for any three-month period ended on or before December 31, 2016; and

(b)                                 An additional cash bonus of one half (.5x) annual Base Salary upon the Company achieving revenue of at least $13,000,000 or positive Adjusted EBITDA of at least $1,300,000 for any three-month period ended on or before the expiration of this Agreement or any extensions thereof.

For purposes of this Agreement, the term “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, as well as adjusted to exclude the impact of non-recurring, non-cash charges, or charges related to financings, mergers, acquisitions and/or recapitalization.

(c)                                  In the sole discretion of the Board, the Company may award discretionary additional cash bonuses to Employee for significant accomplishments that produce material benefits for the Company. In considering whether to award any such discretionary bonus, the Board shall take into account the size such discretionary bonus, the size and nature of the matter, the extra efforts of Employee, the difficulty of attaining the result that she has attained, the time required to accomplish the result, the merits and benefits to the Company, the effect on the market price of the Company’s stock, and such other factors as the Board may deem appropriate. The Board shall not be required to award any such additional bonus, and neither the Company nor the directors shall have any liability to Employee for any action or non-action with respect to any such discretionary additional bonus under this Section 3.3(c).

3.4                               In addition to her Base Salary, existing ownership interests, and cash bonuses, if any, the Company shall grant to Employee stock options to purchase a number of shares to be determined by the Board under the U.S. Dry Cleaning Corporation 2014 Omnibus Incentive Plan with an exercise price equal to the valuation per share determined by the Board at the time of grant.  The right to purchase twenty-five percent (25%) of the option shares shall vest at the end of first anniversary of the option grant, and the remaining seventy-five percent (75%) of the option shares shall vest monthly thereafter for thirty-six (36)months.  The additional terms of the option grant will be set forth in an option agreement

4.                                      Benefits, Travel and Relocation.

4.1                               In addition to the compensation set forth in Section 3, Employee will be entitled to participate in all other benefits of employment available to other members of the Company’s management, on a commensurate basis as they may be offered from time to time by the Board to the Company’s other management employees. Such benefits include, but are not limited to, full medical (including vision), dental and other customary insurance for Employee and her family, and participation in group life insurance and retirement plans if offered.

4.2                               Out of pocket expenses will be reimbursed when necessary.  Employee will be required to submit appropriate expense reports for approval by the Chief Executive Officer or an employee designated by the Chief Executive Officer as a condition of reimbursement of such expenses. Any frequent traveler award miles or bonus points thus earned will accrue to the personal account of Employee.

4.3                               Employee shall be entitled to one week vacation upon completion of every three full months of employment under this Agreement. To the extent that Employee does not take vacation, Employee may accumulate such vacation time throughout the term of this Agreement up to a maximum of six weeks. Upon the termination Employee’s employment for any reason, to the extent that Employee has accumulated vacation time up to the maximum allowed, the Company shall pay to Employee or Employee’s personal representative, in addition to all other consideration due Employee pursuant to this Agreement herein, the full value of such accumulated vacation time commensurate with the Base Salary provided above.

5.                                      Authority.  As Chief Financial Officer of the Company Employee shall have the authority specified in the Bylaws of the Company, except that she shall not proceed with any matters, or permit the Company to take any actions, which are prohibited by, or are in conflict with, resolutions or guidelines adopted by the Board and furnished to her; and under no circumstances shall Employee, without express prior authorization by the Board, make any change in capital structure or issue any stock of the Company, incur additional debt, change the Company’s principal line of business, or make any other material changes to the corporate structure and provided further that any payments or checks in excess of $50,000.00 shall require the signature of two persons designated by resolution of the Board.

6.                                      Termination. Employee can terminate her employment with the Company at any time.  The Company can terminate Employee’s employment at any time subject to the Company’s obligations under this Agreement, including the Company’s obligations under this Section 6 following termination of employment.

6.1                               Upon the death of Employee during the term of this Agreement, the Company shall promptly pay to the estate of Employee (i) Employee’s Base Salary, bonuses, and any other compensation accrued or earned by Employee as of the date of death, plus (ii) an amount equal to six months of Base Salary.  In addition, the Company shall promptly pay any other bonuses for which she otherwise would have been eligible during the six month period after her death.  In addition, all outstanding shares, options, warrants, or any other equity awards shall immediately become exercisable in full, and any notes or debts to Employee shall immediately become due and payable.

6.2                               In the event that Employee shall become either physically or mentally incapacitated so as to not be capable of performing her duties as Chief Financial Officer and the incapacity shall have continued for a period of at least three consecutive months, the Company shall promptly pay Employee or her estate (i) Employee’s Base Salary, bonuses and any other compensation accrued or earned as of the date of termination, plus (ii) an amount equal to six months of Base Salary.  In addition, the Company shall promptly pay any other bonuses for which she otherwise would have been eligible during the six month period after the determination of her physical or mental incapacity.  In addition, all outstanding shares, option, warrants, or any other equity awards shall immediately become exercisable in full, and any notes or debts to Employee shall immediately become due and payable.  In addition, the Company shall permit Employee to participate in Company’s medical, dental, and long term disability and long term care insurance plans, if any, at Employee’s cost, for a period of eighteen (18) months following termination herein and to the extent permitted by law.

6.3                               In the event that Employee terminates her employment with the Company during the term of this Agreement for Good Reason or the Company terminates Employee’s employment without Cause, the Company shall promptly (and in any event within thirty (30) days of termination) pay Employee (i) Employee’s Base Salary, bonuses and any other compensation accrued or earned by Employee as of the date of termination of employment, plus (ii) an amount equal to six months of Base Salary.  In addition, the Company shall promptly pay any other bonuses for which she otherwise would have been eligible during the six month period after termination.  “Good Reason” shall exist in each of the following circumstances: (i) the Company has materially breached any of the provisions of this Agreement and failed to cure the breach within thirty (30) calendar days after the Board receives written notice from Employee of the breach, (ii) there is a material reduction in Employee’s authority, duties, responsibilities or material diminution in Employee’s titles or offices; or (iii) there is a material reduction in any of Employee’s compensation arrangements or benefits even if those benefits and arrangements are not required by this Agreement. The term “Cause” means that Employee (i) after repeated written notices and a reasonable opportunity for cure, fails to perform her reasonably assigned duties (ii) is convicted of any felony involving moral turpitude, or (iii) commits any intentionally dishonest or fraudulent act which materially damages or may damage the Company’s business or reputation.

6.4                               In the event that the Company terminates Employee’s employment for Cause or the Employee leaves without Good Reason, the Company shall pay to Employee Employee’s Base Salary, bonuses, and any other compensation accrued or earned by Employee as of the date of termination of employment.

6.5                               Prior to a Change in Control all of Employee’s outstanding shares, options, warrants, and any other equity awards shall become fully vested and Employee shall be given a reasonable amount of time to exercise such warrants prior to the Change in Control.  In addition, any notes or debts to Employee shall immediately become due and payable.  Upon the termination of Employee’s employment within twenty-four (24) months following a Change in Control by the Company without Cause or by Employee for Good Reason, the Company shall promptly (and in any event within thirty (30) days of termination) pay to Employee: (i) Employee’s Base Salary, bonuses and any other compensation accrued or earned by Employee as of the date of termination of employment plus (ii) an amount equal to one times (1x) Employee’s Base Salary (as in effect at the time of the employment termination) plus (iii) an amount equal to one times (1x) the greater of (a) the amount of Employee’s expected bonus during the year in which the termination of employment occurs or (b) the amount of Employee’s highest bonus for any year since Employee’s Hire Date.  In the event that Employee would be entitled to benefits under this Section 6.5 and benefits under Section 6.3, Employee shall receive benefits under only one such Section as selected by Employee.  In that event, Employee shall notify the Company as to whether Employee has selected the benefits under Section 6.3 or Section 6.5.  For purposes of this Agreement, a “Change in Control” shall mean the first occurrence of any of the following: (i) any consolidation, merger, plan of share exchange, or other reorganization involving the Company (a “Merger”) as a result of which the holders of outstanding voting securities of the Company immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation immediately after the Merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company; (iv) individuals who constitute the Board on Employee’s Hire Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after Employee’s Hire Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be, for purposes of this clause (iv), considered as though such person were a member of the Incumbent Board; or (v) any Person (as defined below) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly of voting securities of the Company representing 50% or more of the combined voting power of the then outstanding voting securities.  For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company.

6.6                               If any payments or benefits under this Agreement are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Golden Parachute Tax”), the Company shall pay to Employee an additional payment (“Gross-Up Payment”) calculated such that the Gross-Up Payment, less federal and applicable state income and employment taxes imposed on the Gross-Up Payment, including any Golden Parachute Tax on such Gross-Up Payment, equals the Golden Parachute Tax on the Severance Payment.  For purposes of calculating the amount of the Gross-Up Payment, the Gross-Up Payment shall be presumed to be taxed at the highest marginal federal and applicable state income tax rates.

6.7                               Notwithstanding anything in this Agreement to the contrary:

(a)                                 If payment or provision of any amount or other benefit to Employee that is “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Code”) at the time otherwise specified in this Agreement would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring such additional tax.

(b)                                 If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

7.                                      Loyalty, Non-Competition and Confidentiality.

7.1                               Non-Competition. Employee agrees and covenants that, except for the benefit of the Company (and/or successor, parent or subsidiary) during the Non-Competition Period (as defined in Section 7.2) she will not engage, directly or indirectly (whether as an officer, director, consultant, employee, representative, agent, partner, owner, stockholder, or otherwise) in the dry cleaning business engaged in by the Company in the Non-Competition Area (as defined in Section 7.3) nor will Employee compete against the Company for any transaction involving the dry cleaning business or corporate opportunity involving the dry cleaning business which the Company has or may have an interest in pursuing. It is the parties’ express intention that if a court of competent jurisdiction finds or holds the provisions of this Section 7 to be excessively broad as to time, duration, geographical scope, activity or subject, this Section 7 shall then be construed by limiting or reducing it so as to comport with then applicable law.

7.2                               Non-Competition Period. As used herein, the “Non-Competition Period” means the one year period following the termination of employment relationship hereunder by the Company for Cause or by the Employee without Good Reason; provided however, that if the employment relationship hereunder is terminated by the Company without Cause or Employee leaves for Good Reason, the Non-competition Period shall end on the date of such termination.

7.3                               Non-Competition Area. As used herein, the term “Non-Competition Area” means any county within the United States in which any store is operated by the Company during the term of this Agreement.

7.4                               Other Employees. Employee agrees that during the Non-Competition Period she shall not, directly or indirectly, for her own account or as agent, or employee of any business entity, engage, hire or offer to hire or entice away or in any other manner persuade any officer, employee or agent of the Company or any subsidiary to discontinue her relationship with the Company or any subsidiary of the Company.

7.5                               Confidentiality.  Employee will execute the Company’s standard employee confidentiality agreement.

8.                                      Equitable Remedies. In the event of a breach by Employee of any of the provisions of Section 7, the Company, in addition to any other remedies it may have, shall be entitled to an injunction restraining Employee from doing or continuing to do any such act in violation of Section 7.

9.                                      Attorney Fees. The successful party in any litigation relating to matters covered by this Agreement shall be entitled to an award of reasonable attorneys’ fees in such action.

10.                               Assignment. Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assignable by either Employee or the Company, except that this Agreement shall be assignable by the Company to and shall inure to the benefit of and be binding upon (i) any successor of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company to an entity other than any parent, subsidiary or affiliate of the Company and (ii) any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights hereunder.

11.                               Binding Effect. The terms, conditions, covenants and agreements set forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors and assigns of each of the parties hereto, and upon any corporation, entity or person with which the Company may become merged, consolidated, combined or otherwise affiliated.

12.                               Amendment. This Agreement may not be altered or modified except by further written agreement by the parties.

13.                               Prior Agreements. This Agreement supersedes and replaces all prior agreements between the parties hereto.

14.                               Notices. Any notice required or permitted to be given under this Agreement by one party to the other shall be sufficient if given or confirmed in writing and delivered personally or mailed by first class mail, registered or certified, return receipt requested (if mailed from the United States), postage prepaid, or sent by facsimile transmission or by electronic mail, addressed to such party as respectively indicated below or as otherwise designated by such party in writing.

If to the Company, to:

U.S. Dry Cleaning Corporation

20250 Acacia Street, Suite 230

Newport Beach, CA 92660

Attn: Timothy N. Stickler

Email: tstickler@usdrycleaning.com

If to Employee, to:

Kari J. Minton

5100 NW 141st St.

Vancouver, WA 98685

Email: mintonkj@aol.com

15.                               California Law. This Agreement is being executed and delivered and is intended to be performed and shall be governed by and construed in accordance with the laws of the State of California.

16.                               Indemnification. The Company has entered or shall enter into an Indemnification Agreement with Employee in a form satisfactory to Employee indemnifying her against personal liability to the fullest extent permissible under applicable corporate law and shall, to the extent it is reasonably economical to do so, maintain Directors and Officers liability insurance for obligations of indemnification.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

U.S. DRY CLEANING SERVICES CORPORATION

/S/ TIMOTHY N. STICKLER
Timothy N. Stickler, General Counsel and Secretary

EMPLOYEE

/S/KARI J. MINTON
Kari J. Minton